Raymond Chabot Grant Thornton LLP Chartered Accountants

Consent of Independent Registered Public Accounting Firm

We have issued our report dated October 9, 2007 accompanying the consolidated financial statements of Tiger Ethanol International Inc. contained in Amendment No. 3 to the Registration Statement on Form S1/A and related prospectus. We consent to the use of the aforementioned report in Amendment No. 3 to the Registration Statement on Form S1/A and related Prospectus, and to the use of our name as it appears under the caption “Experts”.

Chartered Accountants

Montreal, Canada
March 14, 2008

Suite 1900
National Bank Tower
600 De La Gauchetière Street West
Montréal, Québec H3B 4L8
Telephone: (514) 878-2691
Fax: (514) 878-2127
www.rcgt.com

Member of Grant Thornton International